BRAIDY INDUSTRIES

Braidy Industries is transforming the technology of materials science with revolutionary, new metals that are stronger than steel and lighter than stainless.
Please see Events section below for recent offering updates.



Invest $108.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

Invest

S&P GLOBAL PLATTS
GLOBAL METALS AWARDS
2018 WINNER

EDISON AWARDS
WINNER
2018

The Problem



Did you know that it costs more than $20,000 to launch a single pound of material into space? Or that car companies need to cut 270 pounds from the average vehicle by 2025, in order to meet legislated fuel efficiency standards?

Major industries from all over the world have spent years trying to solve the problem of cutting weight from their products, while maintaining strength and integrity. Today, lightweighting is a mega-trend, causing a generational revolution in global transportation, defense, and metals and mining companies. One common solution, for the automotive industry for example, is to substitute light metals like aluminum for heavier metals like steel. However, recent tariffs have caused a significant shortage of aluminum in the North American market, bringing rise to the need for additional supply. And on the next frontier, there is a growing need for even harder, stronger and more heat-resistant replacement materials.

The Solution

Braidy Industries offers multiple solutions to solve the lightweighting problem:

1. **Veloxint** - our proprietary, ultra high-strength, next generation metal alloy that is stronger than steel and lighter than stainless, 3x stronger than today's most commonly-used metals
2. **The Braidy Atlas Mill** - a state-of-the-art aluminum mill now under construction in Ashland, Kentucky that should allow us to produce sheet aluminum for the automotive industry at a 20-30% discount to peers

Veloxint: The Next Generation of Metals

Developed by a team of MIT scientists, Veloxint is producing some of the **strongest metals ever made and provides 2-3x more weight savings** than other lightweighting options.


Veloxint
Other Metals

Dr. Christopher Schuh, the Department Head of Materials Science and Engineering at MIT, and the lead inventor of this technology, is widely recognized as one of the world's leading academic metallurgists. He has developed multiple patented metal technologies used in billions of electronics products all over the world.

Veloxint: Competitive Advantages

Veloxint is **2-5x stronger than other commonly-used metals,** while offering significant weight and cost savings.



The secret is in its nanocrystalline structure; Veloxint is made up of tiny crystals, much smaller than old-school metals, which allow it to retain strength and hardness even under extreme temperatures. As a result, it can be used in applications where much heavier metals had to be used in the past, such as engine casings, landing gear, and the structural components of space vehicles.

The metal has proven 3D printing capability, and due to its strength and temperature stability, tools made with Veloxint are able to cut 4x faster than other high-end cutting materials. Veloxint's efficient metal injection molding process is also highly scalable. This method is cost-effective, reduces time, temperature and pressure requirements, and allows for high volume production.

Veloxint: Commercial Applications and Strategic Partnerships

We have many customers and strategic partnerships for Veloxint already in place:

Stanley Black & Decker

Stanley Black & Decker, the largest tool company in the world, has a co-development agreement with Veloxint. Veloxint stainless could be used to produce lighter tools that are just as strong as previous models, and more corrosion resistant, while using far less metal. Veloxint Hard Metal, which is under development, could be used for cutting/drilling applications, which will allow for significantly higher cutting speeds.

Desktop Metals

Desktop Metals, the fastest growing 3D printing company in the world, is our partner in advanced manufacturing. We will be using their machines to print parts with Veloxint powder.

Race Car Manufacturers

Leading race car manufacturers are working with Veloxint to make lighter, stronger metal parts that will allow faster speeds and fewer pit stops.

Auto Companies

Auto original equipment manufacturers (OEMs) are working with us to develop Veloxint parts where strength, weight reduction, and the ability to withstand high temperatures are required.

Space Exploration Partners

Our space exploration partners are in discussions with us to lightweight spacecraft with Veloxint metals. By reducing the weight of the structure, they will be able to reduce the launch cost and/or allow an increase in the amount of cargo shipped. Our technology may also enable astronauts to print spare parts in space, as needed.

Military

We are in advanced discussions with U.S. government agencies for use of Veloxint in military applications. These include strengthening vehicle armor and reducing the weight of tanks and ships, which could improve fuel range and increase the amount of ammunition they can carry, while Veloxint 3D printing could allow spare parts to be created in remote locations.

Braidy Atlas: Greenfield Aluminum Mill

In addition to producing Veloxint metals, Braidy Industries is also building an aluminum mill - Braidy Atlas - from the ground up, that will take full advantage of the latest available technological advancements and process efficiencies. No other aluminum mill in the US has done this for 35 years. Phase 1 of the Braidy Atlas mill will target the rapidly growing demand from the automotive industries for lightweight exposed sheet and structural plate aluminum.

200% of the mill's capacity for the next seven years has been reserved by top worldwide automotive and aerospace OEMs.



Braidy Atlas Mill: Competitive Advantages

Location
The mill is currently under construction in Ashland, Kentucky, which is located near major auto manufacturers. This location provides perfect logistics for same day closed-loop recycling, with direct access to rail, land, and water transportation.

Economic Incentives
The Commonwealth of Kentucky provided significant economic incentives and invested $15 million in Braidy's Series A round of financing, with unanimous legislative approval. The company also received a favorable, fixed power rate from Kentucky Power, which is up to 50% lower than that paid by competitors.

Cost Advantage
Unlike peers, we believe our mill will operate at the highest available level of efficiency and will have low maintenance capex, no environmental or pension legacy costs, and little overhead.

We expect that the combination of the above factors will allow us to produce high quality aluminum sheet at roughly half the cost of most of the competitors in the United States, Europe, or Asia.


Full Conversion Cost ($/Ton)
Auto Body
$575
$922
Braidy Industries
Competitors
Auto Structure
$523
$905
Braidy Industries
Competitors

We believe that this advantage will allow us to enter the aluminum sheet market as the lowest cost producer by a wide margin and will enable us to offer an immediate price discount to customers. This has been independently verified by CRU, a leading aluminum research firm. As a result, demand for the company's product has been strong, and **200% of the mill's capacity for the next seven years has been reserved under non-binding MOUs by top automotive OEMs, prior to construction.**

Technology
Our state-of-the-art technology will allow us to achieve maximum efficiency in man hours per ton. We will also be able to provide the widest transportation-grade aluminum sheet produced in North America.

Rebuilding Appalachia with Technology

We are proud to be helping rebuild the Appalachian economy with good, long-term, high-paying jobs. Working closely with local, state, and federal governments, and trade groups, we plan to help revitalize coal country, drawing on its large pool of skilled labor to build and operate our greenfield manufacturing facility. The region has an abundance of highly skilled labor, particularly metal working families, and applications have been pouring in; almost 7,000 people have already applied for 550 positions at the company.

"Along with Governor Bevin and other prominent regional stakeholders, Braidy Industries is determined to rebuild Eastern Kentucky based on new economic opportunities. Advanced manufacturing is pivotal in that effort, and our new factory will be Ground Zero for transforming the region." - Craig Bouchard, CEO

The Commonwealth of Kentucky has welcomed us with open arms. With the legislature voting 128 to 0 to invest in Braidy, Kentucky is now our second largest shareholder. We have also received all necessary local, state and federal environmental construction-related permits, and our locations in Boyd and Greenup Counties were designated by the Governor as Opportunity Zones, potentially qualifying for 50-100% reductions in capital gains tax.

Join us in our efforts to return Eastern Kentucky to a place of prominence in American manufacturing, while building a long-lasting pillar of the local economy.



Market Opportunity

A major Wall St. brokerage firm predicts that by 2020, the demand for aluminum sheet will outstrip supply by almost one million tons, driven by the global lightweighting trend. Braidy Atlas intends to produce more mills in the future to address this need. In addition, we believe that the total market opportunity for Veloxint metals alone exceeds $340 billion. Of that number, the auto lightweighting market represents $230 billion, as OEMs replace as many parts as possible with lighter and stronger metals in order to achieve fuel and emissions standards. We expect the non-automotive advanced manufacturing market, which includes 3D printing and metal injection molding, to be greater than $100 billion, while cutting and wear surfaces should exceed $16 billion.



Cutting and Wear Surfaces
$16 Billion +
5%
Advanced Manufacturing
$100 Billion +
29%
66%
Auto Lightweighting Market
$100 Billion +

Business Model

Braidy Industries will generate revenue from the sale of Veloxint parts, Veloxint powder, and aluminum sheet from Braidy Atlas.

Revenue Sources:

- Sale of aluminum sheet to the automotive industry
- Sale of metal injection molded parts to tool companies, aircraft manufacturers, auto companies, military, and space exploration partners
- Sale of powder for 3D printing to military and aerospace companies

Success to Date

Braidy Industries has completed many significant milestones, including our recent Series B round of financing.

- March 2017: First round of equity raised
- July 2017: Reached 180% reservation of Phase I mill capacity
- February 2018: $75 million Series B raised
- February 2018: Acquired Veloxint
- March 2018: Finalist in four categories of Platts Global Metals Awards
- April 2018: Veloxint wins Bronze Edison Award for Space Technology
- May 2018: Veloxint wins S&P Global Platts Metals Breakthrough Solution of the Year Award
- June 2018: Groundbreaking of Braidy Altas aluminum mill
- June 2018: Reached agreement to acquire NanoAl (leader in high strength aluminum alloys)
- September 2018: Closed NanoAl acquisition


S&P Global
Platts

Press Highlights:

- Forbes: Auto OEMs Look To New Braidy Industries Mill In Kentucky To Boost Aluminum Supplies →
- Forbes: Entrepreneurship & Unbelievable Bi-Partisanship: Making Aluminum Great Again In Ashland Kentucky →
- Business world A-list together as shareholders in Braidy Industries →
- Braidy Industries acquires high-technology metals company →
- Braidy Industries in-depth: We can be the spark for local economy →
- Classes start for first students in ACTC's Braidy Industries program →

Events

Watch Braidy Industries' Investor Event featuring Craig Bouchard, Chairman & CEO, and Alan Lund, CEO of Veloxint.


Welcome to our
Family Office Insight's Luncheon
presenting
BRAIDY
FAMILY OFFICE INSIGHTS
facilitated by The Bavelas Group
Netcapital
ValueSetters

Click here to read Braidy Industries' offering update March 28, 2019.

Click here to read Braidy Industries' offering update January 23, 2019.

Click here to read Braidy Industries' offering update December 31, 2018.

Click here to read Braidy Industries' offering update December 28, 2018.

Click here to read Braidy Industries' offering update November 12, 2018.

Use of Proceeds

Net proceeds will be applied toward the construction, outfitting and development of the Braidy Atlas mill.

Team



Craig Bouchard
Craig Bouchard, Chairman and Chief Executive Officer, is a strategist and industrialist who built three billion-dollar revenue companies within the past decade. Mr. Bouchard is a noted expert on Lean/Six-Sigma and capital allocation, and is a New York Times bestselling author of “The Caterpillar Way.”



Ret. General Norty Schwartz
Ret. General Norty Schwartz served as the 19th Chief of Staff of the United States Air Force, serving as a member of the Joint Chiefs of Staff, leading Air, Space and Cyber for the Department of Defense. As Commander of the United States Transportation Command, General Schwartz led the Defense Transportation System, with strategic oversight of all logistics operations including Operations Enduring Freedom and Iraqi Freedom. General Schwartz is currently the President and CEO of Business Executives for National Security (BENS) and serves as an independent director for CAE, USA and Wesco Aircraft Holdings.



Dr. Christopher Schuh
Dr. Christopher Schuh is the Head of the Department of Materials Science and Engineering at MIT. Dr. Schuh’s research is focused on the optimization of mechanical properties in metals, forming the basis of numerous metallurgical companies, including Xtalic Corporation which produces coatings on over 10 billion components used in both enterprise and mobile electronics. Dr. Schuh is also involved in Desktop Metal, which provides a lower-cost option for metal additive manufacturing via its proprietary 3D metal printers.



Dr. Michael E. Porter
Dr. Michael E. Porter is a world-renowned economist, and a frequently cited scholar in economics and business. He leads Harvard University's Institute for Strategy & Competitiveness and is a long-serving professor at the Harvard Business School. Dr. Porter is the recipient of numerous awards and honors for his contributions to global economic theory, including the Lifetime Achievement Award from the U.S. Department of Commerce for his contributions to economic development and is the author of nineteen books, including the business classic Competitive Advantage. He has served on several Fortune 500 public boards and has played an active role in U.S. economic policy at the federal and state levels.



Charles Price
Charles Price is an entrepreneur, industrialist, and President and CEO of Louisville, Kentucky based Charah Solutions. Mr. Price has over 35 years of experience in the construction and industrial industries within the State of Kentucky and beyond. Mr. Price also serves as the Chairman of the Board of Directors of the American Coal Ash Association.



John Preston
John Preston is the former Director of Technology Development (and Licensing) at MIT where he was responsible for the commercialization of MIT-developed technologies. In Mr. Preston's capacity, he oversaw activities that led to the creation of hundreds of new technology-based companies as well as the negotiation of thousands of licenses with existing companies. Mr. Preston was awarded the rank of "Knight of the Order of National Merit of France" by French President Mitterrand and the "Hammer Award for Reinventing Government" by Vice President Gore. He chaired President George H. W. Bush's conference announcing the President's technology initiative and has previously served as a Board Advisor to Mars Incorporated.

Be a Part of Braidy Industries

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Braidy Industries, Inc.. Up to $1,069,992.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,008 by June 15, 2019 at 6:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Braidy Industries may issue additional securities to raise up to $401,070,006, the offering's *maximum*.

$12,433,554 raised!

$10,008 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

41,368,597 shares × $18.00 per share
= $744,634,746 implied valuation

As disclosed in its November 2018 offering update, Braidy Industries has since raised the offering's maximum to approximately $501 million.

Pitch Deck


Transforming
Materials Science
BRAIDY
INDUSTRIES
NETCAPITAL PORTAL
OCTOBER 2018


BRAIDY
OPPORTUNITY
THERE IS A LIGHTWEIGHTING REVOLUTION OCCURING IN MATERIALS SCIENCE
What we are
Braidy Industries is a holding company with three principal subsidiaries: Braidy Atlas, a greenfield aluminum rolling mill in Ashland, Kentucky, which is expected to be the low-cost provider of 300,000 annual tons of production-ready series 3000, 5000 and 6000 aluminum sheet; Veloxint, an MIT-incubated lightweighting solutions company producing some of strongest and stiffest metal ever made, and NanoAL, a Northwestern University incubated materials research and technology company dedicated to design and development high-performance aluminum alloys based on scientifically-designed nanostructure.


WHY BRAIDY?
Braidy Industries represents an opportunity to earn a significant risk adjusted return while changing the lives of 10,000 families living in the three states of Appalachia. With its leadership role in technology-fueled advanced manufacturing, Braidy will reward its shareholders while serving as the core element in the restoration of Appalachia and her people.
Braidy is considering a listing on the NASDAQ in early 2019. Braidy is in it for the long term. We believe shareholders should be liquid and pursue their own investment time horizons.
Netcapital is one of Braidy's partners in raising capital; they provide unique access to important institutions and family wealth offices. Netcapital leverages technology and the recent Jobs Act reforms to offer a small portion of common stock to individual investors, allowing Braidy's local supporters in Appalachia to benefit.

MOST DISTINGUISHED BOARD OF DIRECTORS IN METALS SECTOR



CRAIG T. BOUCHARD

Chairman and CEO, founder, largest shareholder, entrepreneur, and New York Times bestselling author. Founded three public companies - top performing stock in 2008



JOHN PRESTON

Former Director of Technology Development (and Licensing) at MIT, which spun out companies currently worth tens of $billions in public market capitalization during his tenure



DR. MICHAEL PORTER

Harvard Business School Professor, Head of Harvard University's Institute for Strategy and Competitiveness and author of global bestseller Competitive Advantage



CHARLES PRICE

Acclaimed entrepreneur and CEO of Kentucky-based Charah, Inc. with over 35 years of experience in the industrial and construction industries



DR. CHRIS SCHUH

Head of the Materials Science Department at MIT and co-founder of Veloxint



RET. GENERAL NORTY SCHWARTZ

Served as the 19th Chief of Staff of the United States Air Force and a member of the Joint Chiefs of Staff

BRAIDY MANAGEMENT TEAM

CRAIG T. BOUCHARD
Chairman and CEO
Founded three public billion dollar companies, Bestselling NY Times author

BRIG GEN (RET) BLAINE HOLT
Chief Operations Officer
Command Pilot, Director European theatre logistics, Led thousands of troops, Former President of Million Air

JULIO RAMIREZ
Chief Financial Officer
Former CFO of the Freeman Company, VP & Treasurer, Tax and Strategic Planning of Molson Coors, Co-founder of Hackett Group, KPMG Assurance Partner

TOM MODROWSKI
President of Braidy Mills
Former President of Esmark Steel, 4th largest America steel company

DR. ALAN LUND
Chief Technology Officer, CEO Veloxint
Co-founder Xtalic Corporation

ALAN BLANKSHAIN
Executive Vice President of Engineering
President Midland Metal Fabrication and Stamping
Multiple years in senior positions in metals fabrication

JAUNIQUE SEALEY
Executive Vice President Business Development
Former CEO of a subsidiary of Real Alloy. She is a recognized brand development and positioning expert and is the author of several books.

BARRINGTON OWENS
Executive Vice President Manufacturing
President of Distribution and Products, Alcoa, Director of innovation, Caterpillar

CURTIS CARSON
COL (Ret) USA, Senior Vice President Human Resources
Strategy & leadership professional, Expert Trainer, Human Performance Specialist

DAVID SHEALY
CAPT, (Ret) USN, Managing Director, Atlas Room
Logistics strategist, Lean six-sigma enterprise manager, Experienced Leader

GREGG WHIGHAM
General Manager, Braidy Atlas Mill
Operations Manager for Arconic Rolling Division Automotive Sheet and Aerospace Plate

DAVID DURCI
Operations Readiness Engineer, Braidy Atlas Mill
Engineering & Large Capital Project Manager Arconic, Davenport Works

SHANE SCHULER
Sheet Finishing Manager
Automotive Start Up and Aerospace Products Finishing Manager at Arconic, Davenport Works

KRISTIN DERSCHA
Automotive Quality Systems Manager, Braidy Atlas Mill
Lead Quality Systems Engineer Distribution, Aerospace, Automotive at Arconic, Davenport Works

BEN MARKHAM
Managing Director Sales
Lead sales forces for aluminum sheet in the metals service center and trailer markets

STEVE MILLER
Chief Procurement Officer
Seasoned procurement executive, VP and GM of Wabash National Corp

NATE HANEY
Senior Vice President Government Relations
Deputy Secretary of Governors Cabinet for Kentucky, Firm principal McCarthy Strategy Solutions

ERIC DAHLGREN
Vice President Braidy Labs, Research & Development
Former co-founder and Chief Scientific Officer of an MIT-incubated spin-off company

JASON KNAPP
CMDR (Ret) USN, Vice President of Federal Government Relations
Defense Congressional Fellow in US House of Representatives, NATO Strategist

JULIE KAVANAUGH
Chief of Staff Administration, Executive Assistant
C-Level Administrative Expert, Experienced project mgr, Professional empowerment speaker

VELOXINT AND NANOAL MANAGEMENT TEAM

DR. ALAN LUND
Co-Founder, President and CEO
Co-founder Xtalic Corporation, Extensive experience in developing, scaling and implementing technology in materials sciences

MG (RET) KEVIN MCNEELY
Chief Operating Officer
Proven Military Leader, Strategic Manpower Specialist, Policy and Strategy Advisor

DR. PHOEBE KWAN
Chief Commercial Officer
Executive leader at General Electric & Saint Gobain, Expert in development and commercialization of high-performance materials

JOHN GASPERVICH
Executive Vice President of Manufacturing
Expertise in powder process technologies, metal matrix composites, investment casting, thixomolding and machining

DR. JUDSON MARTE
Vice President of Product Development
General Electric R&D labs metallurgist and project manager, Developer of thermomechanical processes for Aerospace and Power Generation markets

DR. NHON Q. VO
Vice President of Materials Engineering
CEO/CTO and Co-Founder – NanoAL, PH.D. in Materials Science, Seven patent and patent applications

CORPORATE STRUCTURE


PARENT COMPANY
BRAIDY INDUSTRIES
Common Stock
Zero Debt
100% Ownership
100% Ownership
100% Ownership
BRAIDY ATLAS
Nano Al SUPERALLOYS
Veloxint

Currently Braidy Atlas LLC is 100% owned by Braidy Industries Inc. Braidy Atlas is located in a Federal and State designated Opportunity Zone. Braidy Industries investors of original issuance shares have the potential to utilize significant capital gains-related tax advantages. Investors should consult their tax advisors.

VISION

Disrupt the global materials supply chain. Create performance-engineered products that change the world.

MISSION

Braidy Industries mission is to be THE disruptive, technology-fueled enterprise, providing the lowest cost, highest quality materials where exponential performance and exacting standards are required, bringing sustained value to stockholders, customers, employees and the community.

BRAIDY DRIVEN! The heart and soul of Braidy Industries. It is our capstone mindset; a noticeable personality trait of every team member. Braidy employees make a difference. Braidy people are disruptive and ready to challenge the status quo, executing at the highest levels of performance.

BRAIDY STRONG! Describes unity of the team. Strength in diversity and equal opportunity is foundational to our values. Braidy teams are prepared, and meet the most exacting standards required by Braidy customers. The success of the enterprise is rooted in the teammates' selfless pursuit of excellence to aggressively and safely achieve company objectives.

BRAIDY SPEED! Is the deliberate and expeditious movement towards assigned duties, tasks and projects. Customer requirements are sought; they are achieved by Braidy's lean and agile structure. Braidy Speed is responsive rather than reactive. There is a "can-do" attitude among Braidy personnel.

BRAIDY SAFE! Is how we conduct our business and personal actions every day. We do not compromise employee health, safety or the environment for profit or production. Our work is never so urgent or important that we cannot take the time to do it safely. We operate in a manner that respects the environment. Our employees, the community, and the local environment are better off due to Braidy's presence.

BRAIDY FIT! Encompasses physical, occupational, intellectual, emotional, social, spiritual, and environmental wellness. Continuous and sustained, self-betterment in these broad areas, raises the individual, team and community.

BRAIDY ATLAS: OVERVIEW

Revenues driven by sales of low-cost Braidy Atlas-produced aluminium sheet.

Braidy Atlas will be the global low-cost producer in its category.

STATE-OF-THE-ART MILL

Braidy Atlas is the first greenfield construction of an aluminum rolling mill in the United States in over 35 years. Greenfield construction allows for a healthy balance sheet, near-zero maintenance and environmental remediation costs, lower labor costs, and higher production efficiency for all products. The Braidy Atlas mill is the first mill with a design, optimized for automotive-grade production.

Braidy Atlas has selected Kiewit as Engineering, Procurement and Construction contractor, ("EPC"), SMS as its rolling equipment supplier and Ebner/Gaustchi as its furnace supplier. Each of these companies are the leader in their field.

There is limited technology risk associated with the Braidy Atlas equipment specification.

Kiewit   SMS group

EBNER

BRAIDY ATLAS

The Race to Lightweight Everything: Selling into Unprecedented Demand

- Focuses on the rapidly growing demand from automotive and aerospace industries for lightweight exposed sheet aluminum. Global demand for aluminum in 2020 is projected to outstrip supply by **979,000 tons.***
- **30-50% cash conversion** cost advantage driven by nearly 20 competitive advantage features including: favorable power rates (avg. $0.045/kWh no peak loading), very low maintenance costs, flexible, high-efficiency manufacturing and logistics processes, no environmental remediation, lowest SG&A in the industry, and lowest labor costs/ton.
- Aluminum sheet demand in North America is expected to **double** over the next ten years. **
- Mill capacity is **over 200% sold** out through signed, mutually non-binding commitments and take-or-pay agreements with the automotive OEMs and top aluminum service centers, with a 50/50 business mix target. Currently over 40% of the mill capacity has been committed to customers via binding "take or pay" agreements.
- Benefits from **legislated anti-dumping penalties** and resulting shortage of aluminum in the U.S.

Over 200% Sold

* Source: Jefferies
** Source: Ducker Worldwide 2017 Report

COMPETITIVE ADVANTAGES

MANAGEMENT

- Blue ribbon senior management team: Nearly all have held CEO or equivalent roles
- President of Mills with over 35 years of rolling mill and greenfield construction experience
- "Who's who" in Aluminum rolling expertise: Top 5 Operations Managers from Arconic Davenport and 35+ year senior exec from Alcoa
- Distinguished Veterans: General Officers and Colonels from all services

SUPPORT

- Applied for Dept. of Energy Advanced Technology Vehicle Manufacturing program loan facility – Significantly lower cost of debt
- Below market electricity costs
- Located in Boyd and Greenup Counties, which are designated by the Commonwealth of Kentucky and the U.S. Treasury Department as Opportunity Zones, qualifying for 10 - 100% reduction in Federal capital gains tax
- Commonwealth of Kentucky a major shareholder - unanimous legislative approval 128 - 0 vote

TECHNOLOGY

- Expect to realize industry-leading efficiency in man hours per ton
- Able to produce industry leading 104 inches-wide aluminum sheet
- "Greenest" aluminum rolling mill in the United States; the only aluminum rolling mill to achieve a "low emissions" air permit from the EPA.

LOCATION

- Within 250 miles of 50% of US auto manufacturing capacity allowing same-day closed loop recycling.
- Direct or near direct access to rail, land, and water transportation
- No environmental remediation
- All required permits in hand
- Very low land cost

LABOR AND OPERATIONS

- Abundant supply of skilled labor; 7,000 job applicants for 600 jobs
- No union restrictive work rules
- Flexible manufacturing processes designed for industry-leading efficiency
- Lower maintenance costs
- No pension legacy obligations
- Significantly lower SG&A and Corporate overhead

BRAIDY ATLAS

Significant cost advantage over all US competitors*



Full Conversion Cost ($/Ton)
Auto Body
Auto Structure
Operating Company
Mill
Capacity
in 1,000s of tons
126
80
292
80
117
115
142
73
35
38
40
18
15
33

* Source projections by CRU Group
(1) Not currently producing ABS or Auto Structural Sheet, but included in competitive analysis based on announcement of intention to develop capacity as an expansion project.

BRAIDY ATLAS

On a global basis, Braidy will be the low cost producer*



Full Conversion Cost ($/Ton)
Auto Body
Auto Structure
Operating Company
Mill
Country
Capacity
in 1,000s of tons
126
110
35
108
90
5
27
67
20
55
63
90
5
73
35
20
21
30
18
5
35
30

* Source projections by CRU Group (derived following algorithm adjustments resulting in a slightly higher per ton conversion cost for Braidy Industries than in the US comparison.
** Denotes mills for which inputs are hot band, rather than ingot, scrap and hardeners. As such, raw materials costs for these mills is ~$350/ton more than the average of all other competitors. Therefore, an adjusted conversion cost is shown, which adds the cost differential of the hot band input to show a more accurate comparison.

BRAIDY ATLAS COMPETITION

Unionized competitors are poorly positioned. Pension liabilities weigh them down

- Operating old facilities with suboptimal equipment and logistics
- Burdened with legacy cost liabilities
- Have not undertaken concentrated efforts to revamp production

LEGACY OPERATING EXPENSES ($/TON SHIPPED)



Closest Competitor

Source: Metal Strategies

VELOXINT: OVERVIEW

Veloxint technology addresses markets exceeding $340 billion*



26%

> $1B in direct opportunity identified

Source on-line and market report data plus internal estimates of addressable market

THE FUTURE OF METALS

Veloxint is commercializing an MIT-developed powder metal technology that delivers a generational advancement in ultra-high-strength nanocrystalline metal technology.

Veloxint-produced high performance parts expand the product design window for multiple end use applications. These parts can be 3-5 times stronger than the most commonly used metals today, can operate at higher temperatures, reduce weight, and extend service life.

As the Veloxint team drives towards its first commercial product (est 2019), the stage is set to rapidly scale with the buildout of pilot facilities in Boston and primary production facilities next to the Braidy Atlas Mill in Ashland. This expansion will allow Veloxint to deliver on multiple development contracts already established in the automotive, aerospace and technology sectors.

Ample resources currently exist from the Series B equity funding round to bring Veloxint to market.

« Veloxint

Breakthrough in Metal Alloy Performance

- Proprietary nanocrystalline powder metals technology enables auto and aero parts to be stronger and lighter than ultra high strength steel
- Maintains performance in extreme temperatures and service environments
- Proven 3D printing capability
- Longer cutting at higher speeds than other high-end cutting materials
- Winner of a 2018 Edison Award
- Winner S&P Platts Global Metals Award for Breakthrough Technology

VELOXINT OFFERS SUPERIOR STRENGTH/WEIGHT RATIO


Veloxint Stainless
Veloxint Hard Metal
Steel
Titanium
Magnesium
Aluminum
2-3x reductions in weight & footprint
0
200
400
600
800
Specific Strength (kN-m/kg)

VELOXINT COMMERCIALIZATION TIMELINE & PIPELINE

Veloxint partners with customers to develop superior products that solve their biggest problems and give them a unique competitive advantage. This focused co-development approach cultivates a concentrated set of loyal customers to achieve rapid and significant revenue growth.

In 2018-2019 Veloxint is focused on product development to serve these existing opportunities.


Dozens of interested potential customers (leads)
17 active and engaged prospects in various stages of solution feasibility
5 engaged customers with frequent and active discussions to select product direction
5 active co-development projects to develop prototypes
First commercial revenue in 2019
Opportunity Qualification
Opportunity Assessment
Development Projects
+$1B in identified opportunity

VELOXINT PRODUCTION ROADMAP

Veloxint is a product company that combines proprietary nanocrystalline feedstock materials with advanced manufacturing processes to create extraordinary components. Our products solve our customers' most challenging and high value performance needs.

By manufacturing and selling high-performance components, Veloxint has direct access to designers, engineers and specifiers, allowing us to capture additional downstream value. Customer-led design with Veloxint input


Raw Materials
Veloxint Proprietary Feedstock
Veloxint Components
Systems
Final Products

All done in-house
- Alloy discovery (Waltham)
- Development (Waltham)
- Manufacturing (Eastpark)

Multiple manufacturing paths to manage risk and investment timing
1. Toll manufacturing—lowest upfront risk and capital, lowest margin
2. In-house manufacturing (Eastpark) —higher upfront risk and capital, higher margin
3. Joint Ventures through Partnerships*—higher upfront cost, lower risk, accretive revenue, synergy in customers and markets

*Accelerated if equity is over-subscribed

EXAMPLE: AUTOMOTIVE

BODY PANELS

Highest quality, lowest cost Aluminum from the Braidy Atlas Mill



BODY PANELS

Inner & Outer Panels

EXAMPLE: AUTOMOTIVE

BODY IN WHITE

Highest quality, lowest cost Aluminum from the Braidy Atlas Mill



Nano Al SUPERALLOYS

20% strength improvements drive 20% weight savings

EXAMPLE: AUTOMOTIVE

« Veloxint

Reciprocating or Rotating Powertrain Components

Lighter Reciprocating Part
+
Lighter Counterbalance Weight
+
Lighter Supporting Structure
=
Amplified weight savings & increased fuel efficiency



ENGINE

- Connecting Rod
- Wrist Pin
- Piston
- Valve Seat
- Compressor Wheel

EXAMPLE: AUTOMOTIVE

Veloxint

Reciprocating or Rotating Powertrain Components

Lighter
Reciprocating Part

+

Lighter
Counterbalance Weight

+

Lighter
Supporting Structure

=

Amplified weight savings &
increased fuel efficiency



TRANSMISSION

- Gears
- Gear Box
- One-Way Clutch

NANOAL: OVERVIEW

The Path to "Super" Aluminum

- Northwestern University incubated technology
- Represents 15+ years of advanced aluminum research
- Founding team with >75 years of combined materials research and >750 journal publications
- Strong Intellectual Property Portfolio
- Joint development with multiple Fortune 1000 companies.
- Revenue projected in 2019

SCALABLE ALUMINUM ALLOY DESIGN

The NanoAl technology represents an advance that the aluminum industry has not seen for decades.

NanoAl is an important addition to the Braidy Industries portfolio, providing the Braidy Atlas mill with key product advantages to complement its cost leadership.

The NanoAl team has mastered the process of increasing the strength of aluminum with their patented, nanocrystal embedding process. Early product lines support the wire and cable industry ($15bln market), and NanoAl's science will also enable products in the area of casting alloys, aluminum powder for 3D printing, and aluminum sheet.

NanoAl's team and science provide natural synergies between Braidy Atlas, Veloxint and Braidy Labs, supporting Braidy Industries overarching mission to be a multi-materials, high technology lightweighting company.

NanoAl SUPERALLOYS

NANOAL

- Groundbreaking R&D "Profit Generator"
- NanoAl is the creator of proprietary aluminum strengthening technology
- NanoAl forecasts achieving commercial revenue in 2019
- NanoAl will receive revenue from the following sources:

Aluminum Wire Production	Licensing Revenue	No commercialization costs or obligations
Aluminum Powder Production	Sales Revenue via contract mfg. 40-50% margins	Warranty and customer service obligation only. Production partner is responsible for sales, marketing and customer technical support.
DoD Grant	$750,000 over 2 years	Grant status pending.

NanoAl's primary focus is contribution to the R&D efforts to provide Braidy Atlas with cost-reducing process efficiencies, as well as higher-margin product options.

RISK MANAGEMENT

Since the establishment of Braidy Industries, eliminating or mitigating risk is inherent in every element of the strategy

- Commodities
- Construction
- Contracts
- Cost
- Customer Mix
- Cyber
- Finance
- Labor
- Logistics
- Technology

DE-RISKING EVERY STEP OF THE WAY

Exacting attention is placed on risk management. Braidy leaders continuously analyze every major element in building the enterprise. Via the Hoshin-Kanri, Lean Six Sigma methodology, risks are identified early on and team solutions are adopted, implemented and measured for success.

Braidy's overarching advantage in risk mitigation is that it is a true greenfield startup, providing the company's proven team of leaders with a "white canvas." Braidy's industry-diverse team, composed of metals leaders, scientists, business and military leaders, leverage each other's strengths to develop solutions to any execution challenge. Braidy Driven is a mindset that permeates Braidy's culture.

CAPITALIZATION TABLE

CAPITALIZATION TABLE

Share O/S	Share Type	As of October 25, 2018			Pro Form Following Offering		
		Value $ 1	Shares	%	Value $ 2	Shares	%
Series A - $20M at $5 per share	Pref A / Common Stock	89,300,000	8,930,000	47%	160,740,000	8,930,000	19%
Series B - $75M at $10 per share (plus 2.6 Velox. Shares @ $9)	Common Stock	101,918,020	10,191,802	53%	183,452,436	10,191,802	22%
Series C - $500M @ $18 per share	Common Stock				500,000,000	27,777,778	59%
Total Shares Outstanding		191,218,020	19,121,802*	100%	844,192,436	46,899,580*	100%

Braidy Industries currently has **19,121,802 shares** outstanding in a single class of common stock. Including the unvested incentive options and unissued and unallotted shares reserved for management equity incentive plan, but excluding up to 59,444 shares of common stock to be issued pursuant to the company's current Crowd Funding offering, there are **22,837,705* fully diluted shares** which at **$18 a share** have a Pre-money Valuation of **$411.1 million**.

The current Braidy Industries, Inc. Series C, Reg D offering of 27,777,778 shares or more of its common stock at $18/share is targeting an initial equity raise of $500,000,000 or more. The Crowdfunding offering of up to 59,444 shares of common stock at $18/share is targeting an initial equity raise of up to $1,070,000 more.

SEED/SERIES A ROUND – CLOSED [MAY , 2017]

Braidy Industries was capitalized with a $20 million Series A Equity financing that included a $15 million legislated investment from the Commonwealth of Kentucky via its Commonwealth Seed Capital Fund. Series A was priced at $5 per share.

COMMON STOCK PRIVATE PLACEMENT – CLOSED [MARCH, 2018]

Braidy Industries completed a $75 million private placement of common stock in February 2017 at $10 per share. All preferred stock was converted to common. The purpose and timing of this fundraising round was to meet closing conditions of the Veloxint stock for stock merger.

COMMON STOCK PRIVATE PLACEMENT – OPEN [ANTICIPATED CLOSE – DECEMBER 31, 2018]

Braidy Industries initiated a common stock private placement in September 2018 with an equity target of $500,000,000. Up to 27,777,778 shares will be offered at a share price of $18 per share. Anticipated close is on or before December 31, 2018.

1 – Based on selling price in most recent offering ($10.00 per share)
2 – Based on selling price of current offering ($18.00 per share)

OFFERING LOGISTICS

- Braidy Industries elected to pursue parallel offerings during its private placement period commencing September, 2018.
- Both rounds, the 4(a)(6) equity Crowd Funding round and the 506(c) exempt private placement common stock offering can be subscribed to via the Netcapital funding portal in a transaction similar to the ease and simplicity of buying public market stock.
- Braidy Industries is evaluating the roadmap to filing an S-1 resale registration following the close of the current private placement, allowing a direct listing on the NASDAQ. A transaction structured as such would serve a two-fold purpose:
  1. Establish a "market" for the Braidy Industries common stock.
  2. Avoid approximately 3-4 points of unsupported banking fees (i.e., most banks no longer underwrite, but charge significant best-efforts fees for completing a private fundraising followed by a direct listing.
- Because of Braidy Industries' stock price and market capitalization, it is expected that, if listed, the stock will be part of the Russell 3000 annual index (recalculation occurs the first week of May each year). Stocks that are in the Russell 3000 are automatically purchased by many large index funds. These purchases could ultimately account for 10-15% of our shares outstanding.


FINANCIAL PROJECTIONS

BRAIDY INDUSTRIES CONSOLIDATED – FORECASTED STATEMENTS OF OPERATIONS

$ In Thousands

		Dec-19	Dec-20	Dec-21	Dec-22	Dec-23	Dec-24	Dec-25	Dec-26
Revenues									
	Braidy Atlas	-	-	148,200	1,113,117	1,209,873	1,256,472	1,309,364	1,326,626
	Veloxint	16,250	57,375	134,000	203,310	303,120	378,900	473,625	592,031
	NanoAL	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
	Corporate Management Fee	2,000	2,000	4,000	6,000	6,000	6,000	6,000	6,000
Total Revenues		**19,250**	**60,375**	**287,200**	**1,322,427**	**1,519,993**	**1,642,372**	**1,789,989**	**1,925,657**
Cost of Sales									
	Braidy Atlas	0	0	125,000	627,934	611,999	647,439	673,638	685,468
	Veloxint	5,688	20,061	46,800	70,699	106,092	132,615	165,769	207,211
	NanoAL	0	0	0	0	0	0	0	0
	Corporate	0	0	0	0	0	0	0	0
Cost of Sales		**5,688**	**20,061**	**171,800**	**698,642**	**718,091**	**780,054**	**839,407**	**892,679**
Gross Profit		**13,563**	**40,314**	**115,300**	**623,784**	**801,902**	**862,318**	**950,582**	**1,032,978**
		70%	67%	40%	47%	53%	53%	53%	54%
Operating Expenses									
	Braidy Atlas	4,800	5,000	25,066	188,333	202,864	225,730	223,304	224,891
	Veloxint	4,063	14,344	33,500	50,578	75,780	94,735	118,408	148,008
	NanoAL	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
	Corporate	7,083	9,207	10,128	16,634	11,168	11,734	12,311	12,926
Total Expenses		**16,945**	**29,551**	**69,694**	**251,545**	**290,810**	**323,179**	**355,021**	**386,825**
EBITDA		(3,383)	10,743	45,606	372,239	491,071	539,338	595,561	646,153
	Margin	(18%)	18%	16%	28%	32%	33%	33%	34%
	Depreciation & Amortization	2,445	6,172	41,935	81,942	94,602	79,949	80,476	81,679
	Interest (Expense)/Income	(12,000)	(12,000)	(12,237)	(11,398)	(7,500)	(4,500)	(2,750)	0
Pre-Tax Income		(17,828)	(7,430)	(8,566)	278,900	388,969	454,890	512,335	564,774
	Income Tax	0	0	0	(69,725)	(97,242)	(113,722)	(128,084)	(141,194)
Net Income		(17,828)	(7,430)	(8,566)	209,175	291,727	341,167	384,251	423,580

IMPORTANT NOTICES – CAUTION REGARDING FINANCIAL PROJECTIONS

ABBREVIATED FORECASTED STATEMENT OF OPERATIONS FORECAST - BRAIDY INDUSTRIES AND SUBSIDIARIES

The preceding slides contain certain prospective financial information regarding Braidy Industries Inc. and Subsidiaries ("Braidy"). The prospective financial information was not prepared with a view toward complying with U.S. generally accepted accounting principles, SEC guidelines regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Braidy's auditor nor any other accounting firm compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information is based on a number of variables, assumptions and estimates made by Braidy management at the time it was prepared with respect to future industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the current and contemplated business of Braidy Industries, Braidy Atlas Mill, Veloxint and NanoAL and the estimated future performance of Braidy Industries, Braidy Atlas Mill, Veloxint and NanoAL all of which are difficult to predict and many of which are beyond the control of Braidy. Although Braidy believes that the assumptions its management used in formulating the prospective financial information were reasonable at the time the prospective financial information was prepared, taking into account the relevant information available to Braidy management at the time, such prospective financial information is not predictive of actual future results and is subject to risks that could cause actual results to differ materially from the results forecasted in the prospective financial information. Certain key assumptions and inputs used in the preparation of the prospective financial information include, among other things, the following:

- the non-binding, pre-sale commitments received to date from major OEM and metal service center customers will be converted into binding commitments covering our entire production capacity;
- we will be approved for $880 million or more in debt financing under the Advanced Technology Vehicle Manufacturing (ATVM) loan program administered by the U.S. Department of Energy, at an interest rate of approximately 3% per annum, and such loan approval and disbursements will occur no later than March 1, 2019;
- Braidy will be able to raise sufficient debt and equity capital no later than March 1, 2019 to enable the commencement of full scale construction, including gross equity capital of not less than $500 Million in common stock by such date;
- labor, materials and equipment cost estimates;
- Substantial construction of the mill will commence no later than February 1, 2019, and total costs of construction and equipment will not exceed $1.7 Billion;
- information and forecasts from third-party market studies, including Ducker International;
- conversion cost estimates based on a CRU International Limited input/output cost model using anticipated Braidy Atlas mill equipment specifications and capacity projections;
- rolled aluminum products selling price estimates made by third-parties; and
- The review of The financial model from which the cash flow projections are derived by independent financial and accounting advisors.

There can be no assurance that the results projected in the prospective financial information will be realized or that actual results will not materially vary from what has been projected. The prospective financial information also covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic, industry and business environments can and do change quickly, which adds additional uncertainty as to whether the results portrayed in the prospective financial information will be achieved. The prospective financial information also will be affected by the ability of Braidy, Veloxint and the Braidy Atlas Mill to achieve its strategic and financial goals and objectives over the applicable periods, if at all. Critically, the prospective financial information does not take into account the effect of any delays or failure in securing the financing necessary to complete the Braidy Atlas Mill, any delays or increased costs associated with the construction of the Braidy Atlas Mill, and any delays or failure in securing low-cost debt financing under the ATVM program. The prospective financial information also is subject to various risk and uncertainties, many of which are beyond Braidy's control, which could adversely affect actual results, including the cyclical nature of the aluminum industry and material adverse changes in the aluminum industry, such as global and regional supply and demand conditions for aluminum and aluminum products; increases in the cost, or limited availability, of raw materials and energy; competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry, as well as the impact of significant adverse business, economic, regulatory, technological and other uncertainties, contingencies and developments that may occur.

All recipients of this presentation are cautioned not to place undue reliance on the prospective financial information set forth in the preceding slides. No representation is made by Braidy or any other person regarding the ultimate performance of Braidy Atlas Mill or Braidy Industries compared to the information included in the prospective financial information. The inclusion of prospective financial information in this presentation should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events. Except as may be required by law, Braidy disclaims any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even if any or all of the assumptions underlying such prospective financial information are no longer appropriate.

IMPORTANT NOTICES

The information contained herein has been prepared to assist interested parties, including prospective investors, in making their own evaluation of Braidy Industries, Inc. (the "Company"). This document does not purport to be all-inclusive or necessarily contain all the information that such parties may desire in investigating the Company or in making an investment decision. In all cases, interested parties must conduct their own examination of the Company and should not consider an investment in the Company unless satisfied that it has received and reviewed all information about the Company available on or through the Netcapital portal to enable it to evaluate the merits and risks of any proposed investment involving the Company.

Any investment in the Company will involve significant risks and should be considered only by those who can bear the substantial impairment or loss of their investment. The Company does not make any representation or warranty as to the accuracy or completeness of this document or the information contained in it, or for any omissions from this document.

Neither the United States Securities and Exchange Commission nor any foreign or U.S. state securities commission has approved or disapproved of any securities which may be offered by the Company or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. This document does not constitute an offer or solicitation in any state or other jurisdiction in which an offer or solicitation is not authorized.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This document contains statements that are forward-looking. Statements that include words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "will," "estimate" or "projects," variations of such words and similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact included in this document, including without limitation those regarding the Company's future financial results, business strategy, plans, objectives and future operations are forward-looking statements. These statements are based on the Company's current expectations and assumptions and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There can be no assurance that actual events will correspond with these forward-looking statements or that factors beyond the control of the Company and its management will not affect the assumptions on which the forward-looking statements are based. The Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

CAUTION REGARDING NON-GAAP FINANCIAL MEASURES

This presentation contains certain forward-looking "non-GAAP" financial measures, such as earnings before interest, taxes, depreciation and amortization ("EBITDA"), that include, exclude or adjust amounts that would be found in the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP"). We use non-GAAP financial measures in the internal evaluation of our prospective future performance and to explain prospective potential results to investors. We believe these measures provide management and investors with a more complete understanding of our projected operational results and enhance an overall understanding of our future prospects. However, non-GAAP financial measures exclude certain items that may have a material impact upon our future financial results, such as one-time or non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures. In particular, EBITDA does not represent cash flows from operations as defined by GAAP and may be inconsistent with similar measures presented by other companies. We have not provided a reconciliation of forward-looking non-GAAP measures to GAAP because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation.

THANK YOU

Financials

Braidy Industries currently owns 100% of Veloxint, 235 acres of land in Ashland, Kentucky, access to $105 million in economic incentives, and has a cash balance of roughly $59 million, with zero debt. We began meaningful operations in March 2017. For the year ended in December 31, 2017, we incurred a net loss of $5,785,979. We had no revenues and our expenses consisted primarily of selling, general and administrative expenses of $3,562,111, the majority of which consisted of salaries and benefits, and professional fees of $1,727,799. Our net loss per share of common stock amounted to $132.24. We anticipate these losses to continue through 2019 and into 2020. We continue to spend money in 2019 at a rapid pace, and we need financing for the construction of the Braidy Atlas mill and for our start-up costs.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Braidy Industries' SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on September 18, 2018
- Form C/A on November 9, 2018
- Form C/A on December 28, 2018
- Form C/A on March 28, 2019

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.